Exhibit 99.1

FOR IMMEDIATE RELEASE


For:        Ithaca Industries, Inc.



   ITHACA INDUSTRIES IMPLEMENTS RESTRUCTURING THROUGH
      PRE-PACKAGED PLAN OF REORGANIZATION

______________________________________________________________________________

  WILKESBORO, NORTH CAROLINA, OCTOBER 8, 1996 -- Ithaca Industries, Inc. announced today that it has received the required acceptance of its prepackaged plan of reorganization from its noteholders and bank lenders and that it has filed the plan for court approval in Delaware. The reorganization plan will give holders of Ithaca's 11.125% Senior Subordinated Notes 100% of the outstanding common stock of the Company and provide for a restructuring of Ithaca's bank credit agreement. The Company does not anticipate any difficulty in completing the plan.

Under the terms of the plan, the claims of the Company's trade creditors will be unimpaired and will be paid in full. The company also said that employee wages and benefits will continue to be paid as usual.

"We are pleased to have received such a high level of support from our noteholders and bank group," said Jim D. Waller, Ithaca's Chairman and Chief Executive Officer. "By implementing our restructuring through a prepackaged reorganization, we will be able to complete our restructuring quickly and efficiently and continue meeting our commitments to our customers, vendors and employees without interruption."

"This restructuring will eliminate over fifty percent of Ithaca's debt and result in a significantly improved balance sheet, allowing us to take advantage of the increased operational efficiencies that we have already achieved."

Ithaca Industries, Inc. is a leading designer, marketer and manufacturer of private label underwear, hosiery and T-shirts.